Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Comparable Store Sales Increase of 6.5% for August

HOUSTON, TX, August 30, 2012 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four week August period ended August 25, 2012 increased 9.6% to $124 million from $113 million in the prior year four week August period ended August 27, 2011.  Comparable store sales for the August period increased 6.5%.

The Company noted that the comparable store sales increase for August was broad based, with footwear, home & gifts, misses sportswear, petites and plus sizes leading the way with gains that exceeded the Company average.  Geographically, the South Central, Mid Atlantic, Southwest and Northeast regions all outperformed.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2012	2011	2012	2011
1st Quarter	2.5	0.2	366	346
2nd Quarter	5.4	0.9	381	353
August	6.5	1.7	124	113
Year-To-Date (7 Mos)	4.3	0.5	871	812

Michael Glazer, President and Chief Executive Officer, commented, “We are very pleased with our August sales performance.  Healthy back-to-school selling, strength in our missy and other women’s categories and strong full price selling helped produce our highest comparable store sales increase for the month of August since 2004.  We feel good about our merchandise assortments, inventory levels and positive momentum heading into the important fall season.”

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Stage Stores Reports
August Sales
Page - 2

Store Activity
The Company also reported today that it opened a new Goody’s store in Elkin, NC, a new Peebles store in Ticonderoga, NY and new Steele’s stores in Corsicana, TX and Bogalusa, LA during August.  The Company also closed two stores during the month.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 836 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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